Exhibit 23.2

     NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933 provides that in case any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, an accountant who has with his consent been named as having certified any part of the registration statement, or as having prepared any report which is used in connection with the registration statement.

     On June 6, 2002, we dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditors. For more information, please see our Current Report on Form 8-K, dated June 6, 2002. Both the engagement partner and the manager for our audit are no longer with Arthur Andersen. As a result, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference of Arthur Andersen's audit report with respect to our financial statements as of and for the years ended October 31, 2001 and October 31, 2000 into our previously filed registration statements File Nos. 33-49402, 33-72716, 33-62381, 333-16933, 333-53416, 333-69650 and 333-99717. Such audit report is included in this Form 10-K.

     Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.